UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D. C.   20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)    October 12, 2005

      CENTRAL VERMONT PUBLIC SERVICE CORPORATION
(Exact name of registrant as specified in its charter)

Vermont (State of other jurisdiction of incorporation)	1-8222 (Commission File Number)	03-0111290 (IRS Employer Identification No.)

       77 Grove Street, Rutland, Vermont               05701

(Address of principal executive offices)          (Zip Code)

Registrant's telephone number, including area code (802) 773-2711

                                      N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
       (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
       (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Today Central Vermont issued the following news release:

"NEWS RELEASE

Contact: Steve Costello (802) 747-5427        (802) 775-0486 (home)        (802) 742-3062 (pager)

For Immediate Release: Oct. 12, 2005

CVPS sells interest in Catamount Energy

RUTLAND -- Central Vermont Public Service (NYSE-CV), Vermont's largest electric utility, today announced that its wholly owned subsidiary, Catamount Resources Corporation (CRC), has agreed to sell a controlling interest in its wind energy business to Diamond Castle, a New York-based private equity investment firm. Subject to certain conditions, Diamond Castle will invest $62.5 million in Catamount Energy Corp., CRC's unregulated wind development subsidiary, in exchange for a controlling interest in Catamount.

Diamond Castle's investment will occur in phases, over the next three years, to provide equity as needed by Catamount for it to continue its wind energy development activities in the United States and United Kingdom. Diamond Castle's initial investment of $15 million is expected to be funded on Oct. 31, 2005, and will be made directly into Catamount in exchange for newly issued shares of Catamount common stock.

Diamond Castle's obligation to provide funds in excess of the initial $15 million investment is subject to it providing CVPS, prior to Dec. 31, 2005, with documentation showing that it has sufficient capital available to satisfy the proposed equity funding obligations under the transaction. CVPS has been informed by Diamond Castle that it expects to be able to provide this documentation to CVPS in advance of such date. When this occurs, Diamond Castle will receive a 51 percent voting interest in Catamount, Catamount's board will be comprised of three Diamond Castle appointees, three CRC appointees and Catamount CEO James Moore, CRC and Diamond Castle will each have consent rights over certain Catamount activities, and CRC and Diamond Castle will each be subject to certain transfer restrictions with respect to their shareholdings in Catamount.

"Through a lot of hard work, we have developed Catamount into a premier wind developer and operator," CVPS President Bob Young said. "Catamount needed a new partner with the financial resources of Diamond Castle to enable it to continue to grow its business."

"This transaction will effectively double the size of Catamount, and provide continued opportunities to increase shareholder value," Young said.

Contingent on completion of Catamount's Sweetwater III project in Texas, Diamond Castle also agreed to buy CRC's entire interest in Catamount for $60 million in cash less certain transaction expenses, at CRC's option, at any time prior to March 31, 2006.

"Over the coming weeks, we will continue to evaluate this and other options that could help improve CVPS's financial strength," Young said. "Through the current transaction with Diamond Castle, CVPS can continue to strengthen Catamount even as we focus on improvements in the core utility business, and investments in VELCO, Vermont's transmission operator."

Moore will stay on to lead Catamount, which is expected to remain at its headquarters on Allen Street in Rutland, Vt.

"We look forward to continuing the growth of our U.S. and U.K. wind business with Diamond Castle, which combines major financial resources with excellent knowledge of the energy markets," Moore said.

Mike Ranger, a senior managing director of Diamond Castle, said "We are delighted with the opportunity to invest in Catamount. We believe Catamount is well positioned to take advantage of the numerous growth opportunities in the rapidly expanding wind power industry, and we look forward to partnering with James Moore and his team in continuing to build the company."

Catamount, formed in 1986, has focused exclusively on wind development since 2001. It has six operating projects in the United States and Europe, and eight projects under development in Wales, Scotland, Pennsylvania, Texas, and Vermont.

Catamount's focus on wind was the second foray by CVPS into wind generation. Working with developers on Grandpa's Knob in Castleton, CVPS was the first utility in the nation to feed wind-generated electricity onto a customer distribution system in 1941. Young said that pioneering spirit would continue at CVPS.

"We have always looked at the environment as one of Vermont's most important assets, and we will continue to seek out innovative and environmentally sound energy sources to serve our customers," Young said.

CVPS, founded in 1929, is Vermont's largest electric utility, serving about 150,000 customers. CRC was formed for the purpose of holding CVPS's subsidiaries that invest in unregulated business opportunities.

Diamond Castle Holdings, LLC is a private equity firm founded in September 2004. Lawrence Schloss, the former chairman of Donaldson, Lufkin & Jenrette's and Credit Suisse First Boston's successful private equity business, is the CEO of Diamond Castle. Diamond Castle has 21 employees located in New York and focuses on investments in the power, financial services, media and telecom, and healthcare sectors."

The Company will file the definitive agreements relating to the above transaction in a subsequent Form 8-K.

Forward-Looking Statements Statements contained in this report that are not historical fact are forward-looking statements intended to qualify for the safe-harbors from liability established by the Private Securities Reform Act of 1995. Statements made that are not historical facts are forward-looking and, accordingly, involve estimates, assumptions, risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements.

SIGNATURE Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTRAL VERMONT PUBLIC SERVICE CORPORATION

By	/s/ Robert H. Young Robert H. Young President and Chief Executive Officer

October 12, 2005